OMB Number 3235-0287
                           Expires: September 30, 1998


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/   /       Check this box if no longer subject to Section 16.
            Form 4 or Form 5 obligations may continue.  See
            Instruction 1(b).

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of
         1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).)

      Jacquet                 Richard                   J.
      (Last)                  (First)                (Middle)

                           500 Broadway
                             (Street)

      Redwood City              CA                     94063
      (City)                  (State)                  (Zip)



2.    Issuer Name and Ticker or Trading Symbol
      Ampex Corporation (AXC)



3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Statement for
      (Month/Year)
      12/96

5.    If Amendment, Date of Original
      (Month/Year)

          1/8/97

C/M:  11115.0000 446417.1

6.    Relationship of Reporting Persons to Issuer
                  (Check all applicable)

      _______ Director                          ______      10% Owner
        X     Officer (give title below)        ______      Other (specify
                                                            below)

      Vice President

7.    Individual or Joint/Group filing (Check Applicable Line)

      ___X___ Form filed by One Reporting Person
      _______ Form filed by More than One Reporting Person

C/M:  11115.0000 446417.1

        TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of    2.  Trans-    3.  Trans-         4.  Securities Acquired (A)     5.  Amount of     6.  Ownership     7.  Nature of
    Security        action        action             or Disposed of (D)              Securities        Form:             Indirect
    (Instr.3)       Date          Code               (Instr.3, 4 and 5)              Beneficial        Direct (D)        Beneficial
                    (Month        (Instr.8)                                          ly Owned          or                Ownership
                    /Date/Year)                                                      at End of         Indirect
                                                                                     Month             (I)               (Instr. 4)

                                                                                     (Inst. 3          (Instr. 4)
                                                                                     and 4)
                                                --------------------------------
                             -------------------
                                Code        V      Amount      (A) or     Price
                                  (D)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------





                                SEC 1474 (7-96)                      Page 3

C/M:  11115.0000 446417.1


       TABLE  II - Derivative Securities Acquired, Disposed of, or Beneficially
              Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of       2   Conver-     3.  Trans-      4.  Transaction        5.  Number of Deriv-       6.  Date Exercisable and
    Derivative         sion or         action          Code                   ative Securities           Expiration Date
    Security           Exercise        Date                                   Acquired (A) or            (Month/Day/Year)
    (Instr.3)          Price of                        (Instr. 8)             Disposed of (D)
                       Deri-           (Month/Day/Year)
                       vative                                                 (Instr. 3, 4,
                       Security                                               and 5)
                                                  --------------------------------------------------------------------------------
                                                     Code         V           (A)           (D)        Date Exer-     Expiration
                                                                                                        cisable          Date
----------------------------------------------------------------------------------------------------------------------------------
Option to              $10.50         12/13/96         A          V          10,000                     (Note 1)       (Note 1)
acquire (Note
1)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------






1.  Title of       7.  Title and Amount of       8.  Price of      9. Number of       10.Ownership       11. Nature of
    Derivative         Underlying Security           Derivative    Derivative         Form of Deriva-    Indirect Bene-
    Security                                         Security      Securities         tive Security:     ficial Owner-
    (Instr.3)          (Instr.3 and 4)                             Beneficially       Direct (D) or      ship (Instr.
                                                     (Instr. 5)    Owned at End       Indirect (I)       4)
                                                                   of Month           (Instr. 4)

                                   (Instr. 4)
                  ------------------------------
                        Title       Amount or
                                    Number of
                                    Shares
--------------------------------------------------------------------------------------------------------------------------
Option to          Class A          10,000       $0                (Note 2)                   D
acquire (Note      Common Stock
1)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------




Explanation of Responses:

Note 1. Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan (the "Plan"). The option becomes exercisable as to 34% of the underlying shares on the first anniversary of the grant date, and as to an additional, 8.25% at the end of each quarter thereafter until the third anniversary of the grant date. The option expires as to equivalent percentages of underlying shares on the fifteen-month anniversary of the vesting date for such shares.

Note 2. The column 9 total does not include other options outstanding under the Plan because their exercise prices and exercise periods are different.


                                SEC 1474 (7-96)                      Page 4
C/M:  11115.0000 446417.1 01/07/97 2:48PM

                        RICHARD J. JACQUET                    January 9, 1997
                        **Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                SEC 1474 (7-96)                      Page 5

C/M:  11115.0000 446417.1